Exhibit 10.3.4

BIO-REFERENCE LABORATORIES

AMENDMENT NO. 4

TO

EMPLOYMENT AGREEMENT

WITH SAM SINGER

AMENDMENT NO. 4 dated March 4, 2008, to an AGREEMENT OF EMPLOYMENT dated as of May 1, 1997 between Bio-Reference Laboratories, Inc., a New Jersey corporation (the “Company”) and Sam Singer, its Senior Vice President and Chief Financial Officer (the “Employee”); as amended on November 1, 2002 (Amendment No. 1); on January 7, 2004 (Amendment No. 2); and on December 18, 2007 (Amendment No. 3); (the original Agreement of Employment and the Three Amendments collectively referred to as the “Employment Agreement”);

WITNESSETH:

WHEREAS the parties previously executed the Employment Agreement providing for the employment by the Company of the Employee as its Senior Vice President and Chief Financial Officer; and

WHEREAS the parties hereby agree to modify the Employment Agreement to the extent required to ensure that the Employment Agreement is in compliance with Internal Revenue Code (“IRC”) §409A and the regulations adopted thereunder; and to modify certain other provisions; all as herein set forth:

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and intended to be legally bound hereby, the parties hereto agree to amend the Employment Agreement as follows:

A.            6(g) Disability. The first sentence of paragraph (g) of section 6 of the Employment Agreement is hereby amended to read in its entirety as follows:

“As used in this Employment Agreement, the term “Total Disability” shall mean a disability such that:

(i)             The Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or

(ii)          The Employee is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.”

B.            Termination. The third sentence of paragraph (c) of section 7 of the Employment Agreement is hereby amended to read in its entirety as follows:

“As used in this Employment Agreement, the term ‘Good Reason’ shall mean:

(i)             A material diminution in the Employee’s Base Compensation.

(ii)          A material diminution in the Employee’s authority, duties or responsibilities.

(iii)       A material diminution in the authority, duties, or responsibilities of the supervisor (if any) to whom the Employee is required to report.

(iv)      A material diminution in the budget over which the Employee retains authority.

(v)         A material change in the geographic location at which the Employee provides his services under the Employment Agreement.

(vi)      Any other action or inaction that constitutes a material breach by the Company of the Employment Agreement.”

Paragraph (d) of section 7 of the Employment Agreement is hereby amended to read in its entirety as follows:

“(d) Notice of Termination (i) Any election by the Company to terminate the Employee’s employment hereunder for “Cause” shall be communicated by a written notice of termination (the “Notice of Termination”) forwarded to the Employee. The Notice of Termination shall recite the facts and circumstances claimed to provide the basis for such termination and shall specify the purported date of termination of the Employee’s employment hereunder (the “Date of Termination”). The Date of Termination shall be not less then seven (7) days from the date of receipt by the Employee of the Notice of Termination. If within said seven (7) day time period, the Company receives written notice from the Employee, given in good faith, that a dispute exists concerning such termination, and provided the Employee pursues resolution of the dispute with reasonable diligence, the Company will, subject to resolution of the dispute, continue to pay the Employee his full Base Compensation as in effect as of the date of his receipt of the Notice of Termination and continue the Employee as a participant in all compensation, benefit and insurance plans in which he was participating at such date, until the dispute is resolved. If the dispute resolution determines that the Employee’s employment was properly terminated “For Cause”, he will not be entitled to retain any payments made with respect to periods after the Date of Termination and will promptly return such amounts to the Company.

(ii) Any election by the Employee to terminate his employment hereunder for “Good Reason” shall be communicated by a written notice of termination (the “Notice of Termination”) forwarded to the Company. The Notice of Termination shall recite the facts and circumstances claimed to, constitute “Good Reason” and shall specify the purported date of termination of the Employee’s employment hereunder (the “Date of Termination”). The Date of Termination shall be not less than 40 days after receipt by the Company of the Notice of Termination. The Notice of Termination must be received by the Company not more than 90 days after the initial existence of the condition on which the Notice of Termination is based and the Company shall have 30 days after receipt of the Notice of Termination to remedy the condition. In the event of such remedy, the Employee’s employment will continue in accordance with this Employment Agreement.”

C.            8. Change in Control. Section 8 of the Employment Agreement is hereby amended to read in its entirety as follows:

“8. Change in Control. In the event of a “Change in Control” of the Company as hereinafter defined, the Employee may elect as a result thereof to terminate his employment with the Company. Such election must be effected by written Notice of Termination which must be received by the Company no later than 30 days after such Change in Control occurs. The Notice of Termination must state a Date of Termination of employment effective at the earlier of 45 days after the occurrence of the Change in Control or the next to the last day of the calendar year in which the

Change in Control occurs. In the event of such election and timely filing by the Employee of the Notice of Termination, the Employee shall receive the following benefits.

(a)                             The Company shall pay to the Employee his full Base Compensation at the rate in effect at the time of the Notice of Termination through the Date of Termination.

(b)                            In lieu of any further Base Compensation payments for periods subsequent to the Date of Termination, the Company shall pay to the Employee as severance pay, a lump sum payment (the “Severance Payment”) equal to 2.99 times the average of the annual Compensation which was payable by the Company and includible in the Employee’s gross income for federal income tax purposes for the five (5) calendar years, or for the portion of such period during which the Employee was actually employed by the Company if the Employee has been employed by the Company for less than five (5) calendar years, preceding the earlier of the calendar year in which a Change in Control occurred or the calendar year of the Date of Termination (the “Base Period”). Such average shall be determined in accordance with the provisions of Section 280G(d) of the Internal Revenue Code of 1986 as amended (the “Code”). As used in this Agreement, the term “Compensation” shall mean and include every type and form of compensation includible in the Employee’s gross income in respect of his employment by the Company except to the extent otherwise provided in Congressional or Joint Committee Reports or temporary or final regulations interpreting Section 280G(d) of the Code, but also excluding any income recognized as a result of the exercise of stock options, the sale of stock acquired on exercise of options or acquired by grant, income recognized as the result of a disqualifying disposition of stock acquired pursuant to an Incentive Stock Option, income attributable to the personal use of Company leased automobiles, to the personal use of Company assets including the Company’s airplane, income attributable to other personal expenses paid by the Company, and income recognized from rentals and sales to the Company. The Severance Payment shall be paid on the first date on which such payment can be made without being subject to the tax imposed by §409A of the Code.

(c)                             The Severance Payment shall be reduced by the amount of any other payment or the value of any benefit received or to be received by the Employee in connection with the termination of his employment or contingent upon a Change in Control (whether payable pursuant to the terms of this Agreement, any other plan, agreement or arrangement with the Company) unless (i) the Employee shall have effectively waived his receipt or enjoyment of such payment or benefit prior to the date of payment of the Severance Payment, (ii) in the opinion of tax counsel selected by the Company, such other payment or benefit does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code, or (iii) in the opinion of such tax counsel, the Severance Payment (in its full amount or as partially reduced, as the case may be) plus all other payments or benefits which constitute “parachute payments” within the meaning of Section 280G(b)(2) of the Code are reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4) of the Code, and such payments are deductible by the Company. The value of any non-cash benefit or any deferred cash payment shall be determined by the Company in accordance with the principles of Section 280G(d)(3) and (4) of the Code.

(d)                            Except to the extent that Congressional or Joint Committee Reports or temporary or final regulations interpreting Section 280G of the Code specify that such payments would result, under paragraph (c) of this section 8, in a reduction in the Severance Payment, the Company shall pay to the Employee, not later than the thirtieth business day following the Date of Termination, a lump sum amount equal to any bonus compensation which has been allocated or awarded for a fiscal year preceding the Date of Termination but has not yet been paid.

(e)                             If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding that, notwithstanding the good faith of the Employee and the Company in applying the terms of this section 8, the aggregate “parachute payments” paid are in an amount that would result in any portion of such “parachute payments” not being deductible by the Company by reason of Section 280G of the Code, then the Employee shall have an obligation to pay the Company upon demand an amount equal to the sum of (i) the portion of the aggregate “parachute payments” paid that would not be deductible by reason of Section 280G of the Code and (ii) interest on the amount set forth in clause (i) of this sentence at the applicable Federal rate (as defined in Section 1274(d) of the Code) from the date of receipt of such excess until the date of such payment.

(f)                               As used in the Employment Agreement, the term “Change in Control” shall mean a “Change in Effective Control” or “A Change in the Ownership of a Substantial Portion of a Corporation’s Assets,” under Treas. Reg. §1.409A-3(i)(5)(vi) or (vii) and shall mean either (1) or (2) below with regard to a change arising from the acquisition of the Company’s stock or appointment of new Directors (for a Change in

Control), or a disposition of the corporate business (for A Change in the Ownership of a Substantial Portion of a Corporation’s Assets) as defined in (3) below:

(1)          The date any one person, or more than one person acting as a group (as determined under paragraph Treas. Reg. §1.409A-3 (i)(5)(v)(B)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing thirty percent (30%) or more of the total voting power of the stock of the Company.

(2)          The date a majority of the members of the Company’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors before the date of the appointment or election.

(3)          A change in the ownership of a substantial portion of the Company’s assets occurs on the date that any one person, or more than one person acting as a group (as determined under Treas. Reg. §1.409A-3 (i)(5)(v)(B)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions.”

D.      Section 409A Compliance. The Employment Agreement is hereby amended by adding a new Section 12 to read in its entirety as follows:

“12. Section 409A Compliance. The Employee agrees that he is responsible for the payment of any tax liability (including any taxes and penalties arising under Section 409A of the Code) that may result from any payments or benefits that he receives pursuant to the Employment Agreement. Anything to the contrary herein contained notwithstanding, the Employee further agrees that if the Company reasonably determines that the Employee’s receipt of payments or benefits pursuant to the Employment Agreement would cause the Employee to incur liability for additional tax under Section 409A of the Code, the Company may in its discretion suspend such payments or benefits until the end of the six-month period following termination of the Employee’s employment (the “409A Suspension Period”). As soon as reasonably practical after the end of the 409A Suspension Period, the Company will make a lump sum payment to the Employee in an amount equal to any payments and benefits that the Company does not make during the 409A Suspension Period. Thereafter, the Company will pay the Employee any remaining payments and benefits due pursuant to the Employment Agreement in accordance with the terms thereof (as if there had not been any suspension beforehand).”

E.      Other Provisions. Except as specifically modified of amended herein, the parties hereto hereby reaffirm each provision of the Employment Agreement as of the date hereof.

IN WITNESS WHEREOF, the undersigned have each duly executed this Amendment No. 1 to the Employment Agreement as of the date first above written.

COMPANY:
Bio-Reference Laboratories, Inc.

By	/s/ Marc Grodman M.D.
Marc Grodman M.D.
President
Duly Authorized

EMPLOYEE:

/s/ Sam Singer
Sam Singer